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                                  EXHIBIT 99.1

 EIGHTH AMENDMENT TO AMENDED AND RESTATED MEDAPHIS CORPORATION NON-QUALIFIED
                              STOCK OPTION PLAN.




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                   EIGHTH AMENDMENT TO AMENDED AND RESTATED
                             MEDAPHIS CORPORATION
                       NON-QUALIFIED STOCK OPTION PLAN



        THIS AMENDMENT is effective the 1st day of May, 1996, and is made by MEDAPHIS CORPORATION, a corporation organized and doing business under the laws of the State of Delaware (the "Company").


                             W I T N E S S E T H:
                             - - - - - - - - - -


        WHEREAS, the Company has previously adopted the Amended and Restated Medaphis Corporation Non-Qualified Stock Option Plan (the "Plan");

        WHEREAS, the First Amendment to the Plan, which increased the number of shares available for grant hereunder became effective January 30, 1992;

        WHEREAS, the Second Amendment to the Plan, which formally allowed the Committee authorized to administer the Plan upon the exercise of option by an optionee, to withhold amounts necessary to satisfy state and federal tax withholding requirements applicable to such exercise, became effective on August 5, 1992;

        WHEREAS, the Third Amendment to the Plan, which increased the number of shares available for grant thereunder and provided that future options be granted at a price not less than fair market value as of the date of grant, became effective on April 29, 1993;

        WHEREAS, the Fourth Amendment to the Plan, which effected certain changes to the Plan designed to preserve the Company's ability to account for certain future transactions under the "pooling of interests" accounting method, became effective on July 22, 1993;

        WHEREAS, the Fifth Amendment to the Plan, which permitted the options granted pursuant to the Plan to be transferable by the optionee only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, became effective on December 15, 1993;

        WHEREAS, the Sixth Amendment to the Plan, which increased the number of shares available for grant thereunder, became effective on April 27, 1994;

        WHEREAS, the Seventh Amendment to the Plan, which increased the number of shares available for grant thereunder, became effective on April 27, 1995; and

        WHEREAS, the disinterested members of the Board of Directors of the Company and the shareholders of the Company have approved an increase in the number of shares available for grant

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pursuant to the Plan from 6,456,456 to 7,956,456 and an amendment of the Plan to cap the number of options available thereunder to any individual participant and thereby avoid limitations on the Company's deductions for compensation benefits under Internal Revenue Code Section 162(m).

        NOW THEREFORE, Section 4(a) of the Plan is hereby amended by deleting
Section 4(a) of the Plan in its entirety and replacing it with the following:

        (a) AUTHORIZED SHARES. The Company has authorized and reserved for issuance upon the exercise of options pursuant to the Plan an aggregate of seven million nine hundred fifty-six thousand four hundred fifty-six (7,956,456) shares (the "Shares") of $.01 par value Common Stock of the Company (the "Common Stock"). If any option expires or terminates without the respective optionee exercising it in full, the Committee may grant options to other individuals with respect to the unpurchased Shares. No individual shall be granted options under the Plan that would cause the aggregate number of options granted under the Plan to such individual during the period that options are granted under the Plan (taking into account all Shares with respect to which options have been granted under the Plan to such individual, including options that have been canceled or otherwise have expired or terminated) to exceed 20% of the aggregate number of Shares authorized for issuance under the Plan.

        Except as specifically amended by this Eighth Amendment, the Plan shall remain in full force and effect as prior to this Eighth Amendment.

        IN WITNESS WHEREOF, the Company has caused this Eighth Amendment to be executed on the day and year first above written.


                                        MEDAPHIS CORPORATION


                                        By: /s/ Michael R. Cote
                                            ----------------------------------

                                        Title: Senior Vice President - Finance
                                               and CFO
                                              --------------------------------


ATTEST:

By: /s/ Peggy Sherman
    ----------------------

Title: Assistant Secretary
      --------------------


       [Corporate Seal]



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